THIRD PARTY ADMINISTRATION AGREEMENT

THIS AGREEMENT made this ___ day of ____, 1994, between Andesa TPA, Inc. (hereinafter called "Administrator"), a Pennsylvania corporation, and Sun Life Assurance Company of Canada (hereinafter called "Carrier"):

WHEREAS, Carrier has identified certain life insurance policies (hereinafter called "Policy") as set forth in the attached Schedule A; and

WHEREAS, Carrier has issued Policy to employers (hereinafter called "Employer") through producers (hereinafter called "Producer") as set forth in the attached Schedule B; and

WHEREAS, both Administrator and Carrier desire that Administrator provide Carrier, Producer and Employer with certain services in conjunction with Employer's use of Policy; and

WHEREAS, Carrier wishes to ensure continuity of administrative services in the event Administrator is unable to provide such services;

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1. INITIAL SERVICES PROIVDE BY ADMINISTRATOR

In preparation for performance of the ongoing services outlined in Section 2 below, certain initial tasks shall be completed by Administrator. These tasks include determination of reporting requirements and creation and testing of calculation and reporting software.

2. ONGOING SERVICES PORIVDED BY ADMINISTRATOR

A. Insurance Coverage Documents

Administrator, on behalf of Carrier, shall issue to Employer appropriate evidence of insurance for each person insured and maintain records therefor.

B. Computation of Policy Values

For each person insured, Administrator shall compute policy values set forth in the attached Schedule C.

C. Reporting

Administrator shall provide Carrier with the reports as set forth in the attached Schedule D and shall provide Employer and Producer with the reports as set forth in the attached Schedule E.

D. Customer Service

Administrator shall provide Producers and Employers with ongoing customer service support as required at a level customary for similar policies in the corporate-owned life insurance market.

E. Record Maintenance

Administrator shall maintain, for five years beyond the term of this Agreement, the records as set forth in the attached Schedule F and provide reasonable access for Carrier to inspect such records upon the request of Carrier. Administrator shall at all times maintain off-site, back-up copies of such records at a mutually agreeable location.

F. Inspection of Records

Administrator agrees to make available for inspection to Carrier, its successors and assigns upon receipt of notice from Carrier, information and/or documentation, including but not limited to all reports, books, records and data, related to Policy identified in Schedule A, in connection with any claim or cause of action against Carrier, its successors or assigns, whether in the form of a first party claimant, third party claim, or otherwise.

Administrator agrees to maintain, at least at current levels, Errors and Omissions coverage with Carrier as an additional insured and to provide Carrier, on an annual basis, with said evidence of such coverage together with a true copy of the policy (Carrier agrees to annually reimburse Administrator for any incremental increase in premiums, document to Carrier's reasonable satisfaction, for being an additional insured).

G. Training Services

Administrator shall provide training at Administrator's office for personnel of Carrier in the operation of Administrator's life insurance administrative system on a schedule to be determined by Carrier and Administrator. Up to three (3) days of training will be made available by the Administrator each calendar year without charge to Carrier.

3. TERM OF AGREEMENT

This Agreement shall continue from the day and year above first written above until terminated pursuant to the provisions of Sections 8 or 9.

4. CONFIDENTIALITY

No Disclosure or Improper Use. During the term of this Agreement and thereafter, neither Carrier nor Administrator shall disclose to any third party, or appropriate for its own use (except as contemplated under this Agreement) or for the use of any third party, any Confidential Information received from each other, without the prior written consent from whomever such information was received, except as required by law, regulation or order of a court of competent jurisdiction (provided that both Carrier and Administrator will exercise its reasonable efforts to notify each other of any hearing or proceeding that is likely to result in any such order, and to afford each other an opportunity to object to such disclosure).

Confidential Information Defined. For purposes of this Agreement, "Confidential Information" means information or material proprietary to either Carrier or Administrator, or designated in good faith by either as being proprietary.

"Confidential Information" shall not include any of the following: Information which is approved in writing by the party from which such information was received for disclosure to third parties generally; information that is generally known or is available to the public at the time of disclosure for becomes generally known through no wrongful act on the part of the disclosing party; information that is in the receiving party's possession at the time of disclosure (unless such information has been received as a result of such party's breach of obligation; ; or information that becomes known by the receiving party through disclosure by sources other than a party hereto, but only if such disclosing source had the legal rights to make such disclosures.

5. WARRANTIES

Administrator will take every reasonable action to assure that the services provided pursuant to Section 2 of this Agreement will be free from error due to Administrator's personnel, computer software and equipment, and operational procedures.

Administrator has the absolute right to grant Carrier a license for use of Licensed Software (Section 10).

Administrator will take all reasonable actions to maintain the confidentiality of all Carrier and Employer data used in the performance of this Agreement. Administrator will not disclose these data or the contents of any record maintained pursuant to this Agreement to any party other than Carrier, Employer, or Producer which placed Policy with the Employer, without the express written consent of Carrier.

6. COMPENSATION TO ADMINISTRATOR FROM CARRIER

For the services described in Section 1, Carrier shall pay Administrator as provided for in Schedule G.

For the services described in Section 2, Carrier shall pay Administrators provided for in Schedule H.

7. OWNERSHIP OF RECORDS

It is specifically agreed that all records developed and maintained pursuant to Section 2 are the property of Carrier. Upon termination of Administrator's services pursuant to this Agreement for any reason, Administrator shall transfer such records to Carrier within ten business days following the date of termination. Administrator is hereby granted the right to maintain copies of records as may reasonably be required to document the services performed prior to termination and to comply with the provisions of Section 2e.

8. PARTIAL TERMINATION OF ADMINISTRATOR'S SERVICES

Administrator's Services as described in Section 2 shall terminate with respect to a specific Employer upon:

a. Cancellation of Policy for that Employer by Carrier or Employer, or

b. Administrator's failure to substantially perform its duties under this Agreement on behalf of said Employer, unless cured by Administrator within sixty days of receipt of a written notice by Carrier which specifies the nature of the alleged failure to perform.

9. COMPLETE TERMINATION OF ADMINISTRATOR'S SERVICES

Administrator's Services as described in Section 2 shall terminate with respect to all Employers upon:

a. Administrator's failure to substantially perform its duties under this Agreement unless cured by Administrator within sixty days of receipt of a written notice by Carrier which specifies the nature of the alleged failure to perform.

b. Failure of Carrier to make the compensation payments to Administrator as specified in Section 6 within thirty days of notification by Administrator that the payment is overdue by sixty or more days.

c. Election by Carrier at any time on or following the third anniversary of the execution of this Agreement.

d. Election by Carrier, following bankruptcy, receivership or dissolution of Administrator, or the assignment by Administrator of more than twenty-five percent of its assets for the benefit of creditors and the uncorrected existence of either of these circumstances for more than thirty days.

10. LICENSED SOFTWARE

The executable programs, associated documentation, and optionally, the source computer code Administrator uses to provide the services specified in Section 2 is herein referred to as "Licensed Software".

11. USE OF ADMINISTRATOR'S LICENSED SOFTWARE

In the event of the termination of Administrator's services pursuant to Sections 9c or 9d and Carrier elects to use Licensed Software to provide services specified in Section 2, then Carrier shall be entitled to the Licensed Software that is being kept in escrow in accordance with Section 12 of this Agreement. In the event of any written notice by Carrier pursuant to Sections 8b or 9a, then Carrier shall be entitled to the Licensed Software that is kept in escrow in accordance with Section 12 of this Agreement at any time on or after the 61st day following Administrator's receipt of such notice even if the failure described in such notice is disputed by Administrator. The following conditions apply:

a. Grant of License

Administrator grants Carrier a perpetual license for the use of the Licensed Software. Administrator authorizes Carrier's use of the license only for the purpose of providing Employer with the services specified in Section 2. Administrator retains the right to utilize any ideas, concepts, know-how, or techniques contained in the materials or information furnished by Administrator pursuant to this Agreement. Administrator retains any and all rights it may have under U.S. Patent Laws, U.S. Statutory Copyright Laws or other applicable laws.

b. Use of Software

Use of Licensed Software is limited to Carrier's employees. However, in the event of termination pursuant to Sections 8b, 9a or 9d, Carrier may utilize a third party to provide administrative services to Employer.

c. Confidentiality of Licensed Software

Carrier shall exercise due diligence, at least equal to that which it exercises for similar property owned by the Carrier, to keep the Licensed Software confidential. In the event Carrier contracts to utilize a third party to provide the administrative services to Employer, Carrier shall inform such third party of this obligation. Carrier shall be responsible to Administrator for all damages resulting from Carrier's or such third party's failure to comply with this provision.

d. Consulting Services

Administrator shall provide Carrier the specification for hardware and software configuration, software installation and all other specifications reasonably necessary to enable Carrier to perform the services described in Section 2. The minimum hardware and software configurations currently required to perform these services are set forth in the attached Schedule I.

e. Training and Maintenance Services

Administrator shall provide training and software maintenance in accordance with Schedule J.

f. Compensation of Administrator by Carrier

Carrier shall pay Administrator in accordance with Schedule J.

12. ESCROW OF PROGRAMS

Administrator agrees to keep on deposit a current cpy of hte Licensed Software in accordance with the Escrow Agreement attached as Schedule K.

13. GENERAL PROVISIONS

a. This Agreement shall be governed by and construed in all respects in accordance with laws of the State of Pennsylvania.

b. All disputes between the parties shall be submitted to binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association to be conducted in some mutually agreed location.

c. All attached schedules are incorporated herein by reference.

d. Administrator, at all times, shall be an independent contractor and the employees of Administrator shall in no event be considered employees of Carrier. No agency relationship between the parties, except as expressly provided herein, shall exist as a result of the execution of this Agreement or the performance of duties by the parties hereunder.

e. This Agreement and any waiver, amendment or modification of any provision hereof shall not be binding upon either party until it is signed by an authorized officer of said party.

f. Except as otherwise stipulated in this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and lawful assigns.

g. All rights, powers and privileges conferred shall be cumulative and shall not restrict those given by law. No failure of either party to exercise any power or right given to said parties hereunder, and no customs or practices of the parties in variance of the terms hereof shall constitute a waiver of other party's right to demand exact compliance with the terms hereof.

h. Except as otherwise may be stipulated in this Agreement, Administrator and Carrier each agree to indemnify and hold harmless the other against any and all claims, demands, causes of action, losses, costs and expenses, including without limitation all costs, expenses and reasonable attorney's fees (whether based upon tort, breach of this Agreement, failure to pay employee taxes or withholdings, failure to obtain workers' compensation insurance, or otherwise), including reasonable attorney's fees incurred in appealing an adverse judgment, for economic loss, death or injury to any person, damage to any property, by whomsoever suffered, arising out of any act or omission or negligence on the part of the indemnifying party, its assigns, or their respective subcontractors, officers, directors, employees or servants.

i. The performance by Administrator and Carrier hereunder shall be subject to delays caused by an Act of God, war, riot, fire, explosion, accident, flood, sabotage, inability to obtain fuel or power, governmental laws, regulations or order, acts or inaction of the other party, or any other cause beyond the reasonable control of a party. In the event of any delay, the terms for performance as specified in Section 8b and 9 will be extended for an additional sixty days.

j. Neither party may assign its rights, duties and liabilities pursuant to this Agreement to any third party (other than their respective subsidiaries or successors) without prior written consent of the other party. Until the third anniversary of the execution of this Agreement, such consent may be given or declined at the other party's sole discretion and thereafter such consent shall not be unreasonably withheld.

k. If any word, phrase, clause or provision of this Agreement is deemed by any Court to be invalid, illegal or unenforceable, then notwithstanding such invalidity, illegality or unenforceability, the remainder of this Agreement shall nevertheless remain in full force and effect.

l. This Agreement, taken together with supporting documents incorporated by reference herein, constitutes the entire Agreement between the parties with respect to the subject matter contained herein and may only be modified by an amendment executed in writing by both parties hereto. No statement, promise or inducement made by Carrier, Administrator or any representative that is not contained in this Agreement shall be valid or binding.

m. Both parties agree to execute and deliver promptly any and all further documents which may be necessary or appropriate to fully and completely carry out the terms and intent of this Agreement.

n. Notices provided for in this Agreement shall be in writing, addressed to the appropriate party at the respective address set forth below or to such other address as provided for by notice, and if sent by mail shall be certified, return receipt requested.

Administrator: Carrier:

o. Attached Schedules D and E are preliminary as of the execution of this Agreement and Administrator and Carrier agree that both Schedules may be revised based upon Carrier's reporting needs.

p. Each of the undersigned persons represents that he has the authority to execute this Agreement on behalf of the party for which he signs.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year above first written.

Administrator:_______________________________

Carrier:_____________________________________